                                                                  EXHIBIT (a)(4)

                        WRITTEN INSTRUMENT AMENDING THE
                             AMENDED AND RESTATED
                      AGREEMENT AND DECLARATION OF TRUST
                            OF PACIFIC SELECT FUND


     RESOLVED, that the undersigned, being a majority of the Trustees of Pacific Select Fund, a Massachusetts business trust (the "Trust"), acting pursuant to
Section 6.2 of the Amended and Restated Agreement and Declaration of Trust, dated October 28, 1999 and amended on April 28, 2000 ("Declaration of Trust"), and having heretofore divided the shares of beneficial interest of the Trust in twenty one separate Series (the "Series"), hereby amend the Declaration of Trust by designating and establishing two additional Series to be known as the "Focused 30 Portfolio" and the "Strategic Value Portfolio", such new Series to have the relative rights and preferences set forth in Subsections (a) through
(e) of Section 6.2 of the Declaration of Trust.

     IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the 14th day of August, 2000.


/s/ Thomas C. Sutton                    /s/ Lucie H. Moore
--------------------------------        --------------------------------
Thomas C. Sutton                        Lucie H. Moore
Trustee                                 Trustee


/s/ Richard L. Nelson                   /s/ Alan Richards
--------------------------------        --------------------------------
Richard L. Nelson                       Alan Richards
Trustee                                 Trustee


/s/ Lyman W. Porter
--------------------------------
Lyman W. Porter
Trustee